As filed with the Securities and Exchange Commission on December 4, 2023

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WALMART INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	71-0415188 (I.R.S. Employer Identification No.)

702 Southwest 8th Street Bentonville, Arkansas 72716 (Address of Principal Executive Offices)	72716 (Zip Code)

WALMART INC. STOCK INCENTIVE PLAN OF 2015
(formerly known as the Wal-Mart Stores, Inc. Stock Incentive Plan of 2015,
the Wal-Mart Stores, Inc. Stock Incentive Plan of 2010 as amended and restated in 2013, the Wal-Mart Stores, Inc. Stock Incentive Plan of 2005 and the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998)
(Full title of the plan)

Jennifer Rudolph Lead Counsel Walmart Inc. 702 S.W. 8th Street Bentonville, Arkansas 72716 (Name and address of agent for service) (479) 273-4000 (Telephone number, including area code, of agent for service)

With a copy to: Courtney Cochran Butler Hunton Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 713-220-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SECURITIES
PURSUANT TO GENERAL INSTRUCTION E OF FORM S-8
EXPLANATORY NOTE
This Registration Statement is filed by Walmart Inc., a Delaware corporation (the “Registrant”), to register 30,000,000 shares (the “Shares”) of the Registrant’s common stock, $0.10 par value per share (“Common Stock”), to be issued under the Walmart Inc. Stock Incentive Plan of 2015, as amended effective February 1, 2018 (the “Plan”). The Shares were previously reserved for delivery pursuant to awards under the Plan that have expired, were forfeited or otherwise are no longer exercisable, and as such, the Shares are available for new awards under the Plan. The Shares registered for issuance under the Plan by this Registration Statement are in addition to:
(i)50,000,000 shares of Common Stock previously registered on the Form S-8 Registration Statement (File No. 333-228635) filed with respect to the Plan;
(ii)50,000,000 shares of Common Stock previously registered on the Form S-8 Registration Statement (File No. 333-128204) filed with respect to the Plan under its former title the Wal-Mart Stores, Inc. Stock Incentive Plan of 2015; and
(iii)80,000,000 shares of Common Stock previously registered on the Form S-8 Registration Statement (File No. 333-60329) (increased, in accordance with Rule 416(a) under the Securities Act of 1933, to 160,000,000 shares of Common Stock, as a result of a two-for-one stock split) filed with respect to the Plan under its former title the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998 (collectively, the “Prior Registration Statements”).
The Shares were among the shares of Common Stock previously registered for issuance under the Plan on the Prior Registration Statements. The Prior Registration Statements are currently effective. This Registration Statement is submitted in accordance with General Instruction E of Form S-8. In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except to the extent supplemented, superseded or modified by the information set forth below or the exhibits attached hereto.
PART 1I
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Document by Reference.
The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2023 (the “Annual Report”), filed with the Commission on March 17, 2023, including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 20, 2023, that are incorporated by reference into the Annual Report.
(b)The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2023, July 31, 2023, and October 31, 2023.
(c)The Registrant’s Current Reports on Form 8-K filed with the Commission on February 24, 2023, March 6, 2023, March 24, 2023, April 17, 2023, June 2, 2023 and August 16, 2023.
(d)The description of the Registrant’s Common Stock contained in the Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, filed as Exhibit 4.8 to the Annual Report, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered under this Registration Statement have been sold or that deregisters all of such shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such report or other document. Any statement contained herein or in any report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement contained herein or therein, or in any report or other document forming any part of the Section 10(a) prospectus to be delivered to participants in connection herewith, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Exhibits.

3.1	Restated Certificate of Incorporation of Walmart Inc. dated February 1, 2018 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on February 1, 2018).
3.2	Amended and Restated Bylaws of Walmart Inc. dated November 10, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on November 16, 2022).
4.1
Walmart Inc. Stock Incentive Plan of 2015, as amended effective February 1, 2018 (incorporated by reference to Exhibit 10(d) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018, filed on March 30, 2018).

5.1*	Opinion of Hunton Andrews Kurth LLP.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Hunton Andrews Kurth LLP (contained in Exhibit 5.1 hereto).
24.1*	Power of Attorney (contained on the signature page of this Registration Statement).
107*	Filing Fee Table.

* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bentonville, State of Arkansas, on December 4, 2023.

WALMART INC.
By:	/s/ C. Douglas McMillon
Name:	C. Douglas McMillon
Title:	President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Douglas McMillon, John David Rainey and Rachel Brand, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 4th day of December, 2023.

Signature	Title

/s/ Gregory B. Penner	Chairman of the Board of Directors and Director
Gregory B. Penner
/s/ C. Douglas McMillon	President, Chief Executive Officer and Director
C. Douglas McMillon	(Principal Executive Officer)
/s/ John David Rainey	Executive Vice President and Chief Financial
John David Rainey	Officer (Principal Financial Officer)
/s/ David M. Chojnowski	Senior Vice President and Controller
David M. Chojnowski	(Principal Accounting Officer)
/s/ Cesar Conde	Director
Cesar Conde
/s/ Timothy P. Flynn	Director
Timothy P. Flynn
/s/ Sarah J. Friar	Director
Sarah J. Friar
/s/ Carla A. Harris	Director
Carla A. Harris

/s/ Thomas W. Horton	Director
Thomas W. Horton
/s/ Marissa A. Mayer	Director
Marissa A. Mayer
/s/ Randall L. Stephenson	Director
Randall L. Stephenson
/s/ S. Robson Walton	Director
S. Robson Walton
/s/ Steuart L. Walton	Director
Steuart L. Walton